UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 10, 2017

BioCorRx Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54208	90-0967447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2390 East Orangewood Avenue, Suite 575 Anaheim, California	92806
(Address of Principal Executive Offices)	(Zip Code)

(714) 462-4880

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On December 10, 2017, BioCorRx Inc. (the “Company”) entered into a Distributor Agreement with CereCare, LLC (the “Distributor Agreement”). The Distributor Agreement is dated December 8, however, it was fully executed on December 10, 2017. Pursuant to the Distributor Agreement, CereCare, LLC (“CereCare”) shall act as the Company’s exclusive distributor of the BioCorRx Recovery Program (the “Program”) in Nevada from the time the first physician or clinic (a “CereCare Customer”) signs an agreement with the Company and for twenty-four (24) months thereafter as long as at least one CereCare Customer in active in Nevada. CereCare shall serve as the non-exclusive distributor of the Program in every other U.S. state (except for Arizona) and in Mexico and Canada.

CereCare is obligated to pay, as a one-time distribution fee, $100,000 overall. The first $50,000 is due by December 14, 2017 and the second $50,000 is due by December 31, 2017. As of December 14, 2017, the first $50,000 has been paid.

Upon full payment of the $100,000, the Company shall issue one million (1,000,000) restricted shares of the Company’s common stock. The Company shall also grant a five-year fully vested option to CereCare to purchase one hundred thousand (100,000) shares of the Company’s common stock with an exercise price of $0.10 per share for each of the first five CereCare Customers that CereCare signs up in the first six (6) months following execution of the Distributor Agreement. The Company shall grant up to a total of five hundred thousand (500,000) options in accordance with this provision.

The Company shall also grant a five-year fully vested option to CereCare to purchase five hundred thousand (500,000) shares of the Company’s common stock with an exercise price of $0.15 per share if the Company collects, within the first year of the Distributor Agreement, $250,000 in revenue from CereCare Customers.

The Distributor Agreement shall have an initial term of three (3) years.

The foregoing description of the Distributor Agreement is qualified in its entirety by reference to the provisions of the Distributor Agreement which is filed hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Distributor Agreement with CereCare, LLC, dated December 8, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: December 14, 2017	By:	/s/ Lourdes Felix
Lourdes Felix
Chief Financial Officer and Director

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